Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Brandon Potthoff 303.460.2120, bpotthof@ball.com Media Contact: Jennifer Livingston 720.693.4743,jennifer.livingston@ball.com

Ball Corporation Announces Completion of Credit Facilities

WESTMINSTER, Colo., November 25, 2025 — Ball Corporation (NYSE: BALL) announced today it has completed the closing of its new revolver and term loan senior secured credit facilities that refinance its existing senior secured credit facilities entered into on June 28, 2022.

The new $3.5 billion senior secured credit facilities include a U.S. dollar revolving facility, a multicurrency revolving facility and a U.S. dollar term loan facility that will mature in 2030. Ball intends to use net proceeds from these credit facilities to refinance its existing senior secured credit facilities and for general corporate purposes. Bank of America acted as Administrative Agent on the transaction.

“These new credit facilities strengthen our financial position with attractive financing from a diverse bank syndicate, while providing the flexibility to pursue strategic initiatives,” said Daniel J. Rabbitt, chief financial officer. “Combined with our solid balance sheet and recent financings, we have built a competitive, long-term capital structure that supports sustainable growth and maximizes shareholder value in 2025 and beyond.”

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers. Ball Corporation employs 16,000 people worldwide and reported 2024 net sales of $11.80 billion, which excludes the divested aerospace business. For more information, visit www.ball.com, or connect with us on LinkedIn or Instagram.

Forward-Looking Statement

This release contains "forward-looking" statements concerning future events and operational performance. Words such as "will," “intends,” “continue” and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, these cautionary statements. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball's Form 10-K.

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